UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2014 (July 31, 2014)

GLOBAL CASH ACCESS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 S. Tenaya Way, Suite 100 Las Vegas, Nevada	89113
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In an effort to harmonize the employment agreements with its executive officers, Global Cash Access Holdings, Inc. (the “Company”) on August 5, 2014, entered into new employment agreements with the following executive officers:  Randy L. Taylor, Executive Vice President and Chief Financial Officer; David Lucchese, Executive Vice President, Client Operations; and Robert Myhre, Executive Vice President and Chief Information Officer. The new employment agreements are substantially identical except with respect to the amount of base salary payable to each executive officer.  The target amount of the discretionary bonus, assuming the achievement of performance criteria and goals, is 50% of the executive’s then current base salary and the executive is eligible for a discretionary annual bonus in an amount of up to 75% of the executive’s then current base salary depending upon the achievement of certain performance criteria and goals. In the event of the termination of the executive’s employment by the Company without cause or by the executive for good reason as such terms are defined in the respective employment agreements, the executive is entitled to twelve months salary continuation plus one times the then target amount of the executive’s discretionary bonus payable over twelve months, plus twelve months of continued group health insurance for the executive and the executive’s eligible dependents, and all unvested equity awards with time-based vesting shall become fully vested.  In addition, consistent with the provisions of executives’ equity awards granted prior to 2014 under the Company’s 2005 Stock Incentive Plan, the new employment agreements provide that all unvested equity awards shall vest upon a change in control of the Company as such term is defined in the Company’s 2014 Equity Incentive Plan.  In addition, if the total payments the executive receives from the Company constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, then the executive shall receive the greater of (i) the largest portion of such payments such that no portion of such payments would be subject to the excise tax imposed under Section 4999 of the Code, and (ii) the entire payments net of any and all taxes imposed on such payments, including the excise tax imposed by Section 4999 of the Code.  In the new employment agreements, each executive has agreed not to engage in certain competitive activities for a period of two years following the termination of the Executive’s employment with the Company.  The description of each of the new employment agreements contained in this paragraph are qualified in its entirety by reference to each executive employment agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

In addition, the Company entered into an amendment to the Employment Agreement with Ram V. Chary, its President and Chief Executive Officer, to add an identical provision regarding the tax treatment of “parachute” payments under Section 280G of the Code as contained in the new executive employment agreements described in the preceding paragraph.  The foregoing description of the amendment to Mr. Chary’s employment agreement with the Company is qualified in its entirety by reference to the amendment attached as Exhibit 10.4 hereto.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 31, 2014, the Board of Directors of the Company, pursuant to Delaware General Corporation Law and the Company’s existing Amended and Restated Bylaws, approved and adopted revised Amended and Restated Bylaws effective as of July 31, 2014 (the “Amended Bylaws”).  The Board added a provision to the Amended Bylaws to specify that the Delaware Court of Chancery is the sole forum for (1) derivative actions on behalf of the Company, (2) claims asserting a breach of fiduciary duty against the directors or officers of the Company, (3) claims against the Company pursuant to Delaware law or the Company’s organizational documents or (4) claims against the Company governed by the internal affairs doctrine. The Amended Bylaws also provide that if the Delaware Court of Chancery does not have personal jurisdiction over the defendant(s) in any of the foregoing actions, then the federal district court for the district of Delaware shall have sole jurisdiction over such matters.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Document

3.1	Amended and Restated Bylaws of the Company, effective as of July 31, 2014

10.1	Employment Agreement with Randy L. Taylor, effective as of August 5, 2014

10.2	Employment Agreement with David Lucchese, effective as of August 5, 2014

10.3	Employment Agreement with Robert Myhre, effective as of August 5, 2014

10.4	Amendment No.1 to Employment Agreement with Ram V. Chary, effective as of August 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: August 5, 2014

By:	/s/ Randy L. Taylor

Randy L. Taylor
Chief Financial Officer